Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of September 1, 2009 (the “Effective Date”) between Still River Systems, Inc., a Delaware corporation (the “Company”) and Joseph Jachinowski (the “Executive”).

WHEREAS, the Company desires to employ Executive and the Executive desires to be employed by the Company beginning on or before October 19, 2009 (the “Commencement Date”) on the terms contained herein,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows;

1. Position and Duties; No Conflicts.

(a) The Executive shall serve as the Chief Executive Officer of the Company, The Executive shall report to, take direction from and assume such duties and responsibilities as are assigned to him by the Company’s Board of Directors (the “Board”) or such other person designated by the Board from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, and in addition to serving on the Board, the Executive may serve on no more than two other boards of directors, subject to the advance approval of the Board, Executive is also permitted to engage in religious, charitable or other community activities. Any outside business activities, including directorships, must be disclosed to the Board and may not interfere with the Executive’s performance of the Executive’s duties to the Company as provided in this Agreement. In addition, as long as Executive shall serve as CEO he shall be entitled to serve on the Board

(b) The Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, Executive further represents that his performance of all the terms of this Agreement (including Exhibit I) as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to his employment with die Company, Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others,

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s annual base salary rate shall be $350,000 per year (or $29,167 per month). The Executive’s base salary rate shall be subject to review annually by the Board or its Compensation Committee (“Compensation Committee”). The annual base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices.

(b) Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s target annual incentive compensation shall be 50% of the Executive vs Base Salary based on the achievement of annual performance goals (“Annual Goals”). The Annual Goals and the achievement of those goals shall be determined in the discretion of the Board or the Compensation Committee after consultation with the Executive. All incentive compensation will be pro-rated for 2009. If Executive’s employment is terminated under Sections 3(a), 3(b), 3(d) or 3(e), all incentive compensation which the Executive is eligible to receive as a result of the Board or the Compensation Committee’s determination that such Annual Goals have been achieved shall be prorated for the year in which such termination, occurred.

(c) Equity Grants. On or before the Commencement Date, the Company shall grant the Executive 27,055,529 shares of the Company’s Common Stock in the form of stock options (the “Grant”). The Grant shall represent eight (8%) percent stock ownership in the Company on a fully diluted basis and assuming all tranches of the Company’s Series D Preferred Stock are completed. The exercise price per share of the Grant shall be $0.06, and is based, in part, on a third party valuation obtained by the Company’s Board of Directors and is not less than the “fair market value” (determined based on a reasonable application of a reasonable valuation method not inconsistent with Section 409A of the Code). The Grant shall be subject to the other terms and conditions set forth in the applicable stock option. The Grant shall vest as follows:

(i) 16,909,705 shares of Common Stock (five (5%) percent) shall be subject to four year vesting with one fourth of such shares to vest after one year and the remaining shares to vest monthly over the remaining three years.

(ii) Up to 6,763,8S2 shares of Common Stock (two (2%) percent) shall vest, based on the Series D Return Percentage multiplied by such number of shares, upon the earlier of (i) the closing of a Change of Control; or (ii) the date (or the next business day if such date is not a business day) which is twelve months following effective date of the Company’s initial public offering (the “Measurement Date”) of Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended (“IPO”);

(A) The term Series D Preferred Return Percentage shall mean the percentage obtained by dividing the difference between the Series D Return and the Minimum Return by the difference between the Minimum Return and the Maximum Return where:

(B) The term Series D Return means (i) in connection with a Change in Control, the dollar amount paid per share for each share of Series D Preferred Stock; and (ii) in connection with an IPO the per share price equal to the average closing sales price on the principal trading market or exchange for the Company’s common stock for the 20 trading days ending on the business day prior to the Measurement Date;

(C) The term Minimum Return means $0.5145 per share (or three (3x) times the Series D price of $0.1715 and subject to appropriate adjustment to reflect any stock split, stock dividend, reverse stock split or similar corporate event affecting the Series D Preferred Stock);

(D) Maximum Return means $0.8575 per share (or five (5x) times the Series D price of $.1715 and subject to appropriate adjustment to reflect any stock split, stock dividend, reverse stock split or similar corporate event, affecting the Series D Convertible Preferred Stock);

(E) For avoidance of doubt, if the Series D Return equals $0.60 then 1,685,559 shares shall vest which is calculated as follows, difference between the Series D Return and the Minimum Return by the difference between the Minimum Return and the Maximum Return (($0.60 – $0.5145)/($0.8575 – $0.5145) = 24.92%). Further, it is understood that (i) no shares shall vest if the Series D Return is less than the Minimum Return; (ii) all of such shares shall vest if the Series D Return is equal to or greater than the Maximum Return; and (iii) any shares that do not vest in connection with a Change in Control or on an IPO Measurement Date shall expire and no longer be subject to vesting in any manner.

(iii) 1,690,971 shares or one half (.5%) percent shall vest on approval by the U.S. Food and Drug Administration of a 510K to market the Company’s Monarch 250 proton beam radiotherapy system (“Monarch System”).

(iv) 1,690,971 shares or one half (.5%) percent shall vest upon the first customer acceptance of a Monarch System.

(v) The Grant will have an early exercise provision subject to Company repurchase rights consistent with the vesting schedule.

(d) Ordinary Expenses. The Executive shall be entitled to receive reimbursement for all reasonable out of pocket expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior employees.

(e) Reimbursement of Living and Relocation Expenses. Executive will work out of the Company’s main offices, which are currently located in Littleton, Massachusetts. It is understood and agreed that Executive will make his best effort to relocate to Massachusetts on or before January 31, 2010. Prior to Executive relocating, (i) the Company shall reimburse Executive for reasonable out of pocket living expenses associated with staying and working in Massachusetts; (ii) travel expenses for Executive and his immediate family in looking for housing in the greater Boston metro area; and (iii) upon Executive’s purchase or lease of a residence in the greater Boston metro area, and provided Executive is still employed by the Company at such time, the Company shall reimburse Executive for documented relocation expenses; provided, however, in no event shall the amount under (i), (ii) and (iii) above exceeds $100,000 and in the event the amount reimbursed to Executive is less than $100,000 then the Company will pay Executive the difference at the time of his relocation to Massachusetts.

(f) Other Benefits. The Executive shall be entitled to participate in or receive benefits under all of the Company’s employee benefit plans or programs that generally are made available by the Company to employees of similar rank and tenure, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any specific plan or program, to maintain the effectiveness of any such plan or program or to allow employees at any particular level to participate in any such plan or program.

(g) Vacation. The Executive shall be entitled to accrue up to twenty (20) paid vacation days in each years which shall be accrued ratably beginning on the Commencement Date. In other respects, the Company’s vacation policy, as may be in effect from time to time, shall apply.

3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation for 60 consecutive days or for a cumulative period of 120 days in any 12 month period. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting an act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates; (iv) a material breach by the Executive of any of the provisions contained in Section 7 of this Agreement including, without limitation, any of the provisions of Exhibit 1, which is incorporated by reference into Section 7; (v) a material violation by the Executive of any of the Company’s written employment policies or procedures; (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (vii) substantial underperformance by the Executive of the duties assigned to , him by the Board of Directors as determined in good faith by the Board of Directors (excluding

Executive’s participation as a Board member for these purposes), which substantial underperformance continues for a period of 30 days after the Executive receives written notice from the Board of Directors identifying the performance failure(s). Company shall notify Executive in writing specifying which clause is the basis for termination under this Section 3(c) and providing detailed facts supporting the Company’s determination. Executive then will have the right to appear and be heard before the Company’s Board of Directors.

(d) Termination by the Company Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause.

(e) Termination by the Executive. The Executive may terminate employment, hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across the board salary reductions based on the Company’s financial performance similarly affecting, all or substantially all senior, management employees of the Company; (iii) a change of more than 50 miles in the geographic location at which the Executive provides services to the Company (other than initial relocation to Massachusetts); or (iv) the material breach of this Agreement by the Company (each a “Good Reason Condition”). Notwithstanding the foregoing, a suspension of the Executive’s responsibilities, authority and/or duties for the Company during any portion of a bona fide internal investigation or an investigation by regulatory or law enforcement authorities shall not, be a Good Reason Condition. Good Reason Process shall mean that (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason Condition within 60 days of the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s, efforts, for a period not less than 20 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated for any other reason, the date on which Notice of Termination is given.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) any earned but unpaid base salary, unpaid expense reimbursements, any accrued hut unused vacation, any prorata incentive compensation if the Executive’s employment is terminated under Sections 3(a), 3(b), 3(d) or 3(e) (together, the “Accrued Benefit”) on or before the time required by law but in no event more, than 3 Q days after the Executive’s Date of Termination.

(b) Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section3(d) or if Executive terminates his employment with the Company for Good Reason as provided in Section 3(e), provided, that the Executive has relocated to Massachusetts on or before the Date of Termination, then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit. In addition, subject to the Executive signing and not revoking a separation agreement that includes a general release of claims in favor of the Company and related persons and entities in a form and manner reasonably satisfactory to the Company (the “Release”);

(i) for a period of twelve (12) months, the Company shall continue to pay the Executive his Base Salary at the rate in effect on the Date of Termination (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s regular payroll practices over twelve (12) months, beginning on the first payroll date that occurs thirty (30) days after the Date of Termination. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) each installment payment is considered a separate payment;

(ii) subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for the Executive’s, participation in the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided that the Company’s payment obligation shall cease upon the earlier of twelve (12) months following the Date of Termination or the expiration of the Executive’s rights under COBRA, As a condition of eligibility for such payments, the Executive shall promptly respond fully to any reasonable inquiries related to COBRA eligibility;

(iii) the options granted under Section 2(c)(i) shall, on the Date of Termination, vest as to the number of option shares that would otherwise have vested as of the date 12 months from the Date of Termination and all vested options granted under Section 2(c) shall not terminate (and Executive may exercise such options) for ninety (90) days following the Date of Termination, except in cases of termination due to death or disability in which case the Executive may exercise such vested options for a period of twelve (12) months following such event, but in no event shall the vested options be exercised later than, the scheduled expiration date of the options; and

(iv) any prorated incentive compensation which the Executive is eligible to receive as a result of the Board or the Compensation Committee’s determination that such Annual Goals have been achieved if Executive’s employment is terminated under Sections 3(a), 3(b), 3(d) or 3(e).

Notwithstanding the foregoing, if the Executive materially breaches any of the provisions contained in Section 7 of this Agreement including, without limitation, any of the provisions contained in Exhibit l, which is incorporated by reference into Section 7, in addition to all legal and equitable remedies it may have, the Company shall have the right to terminate or suspend all payments of the Severance Amount and the Benefit Continuation and such cessation of the Severance Amount payments and Benefit Continuation shall not affect Executive’s continuing post-employment obligations.

5. Acceleration in Connection with a Change in Control. If the Executive’s employment is terminated for any reason, then, subject to the signing of the Release by the Executive, all of the Executive’s unvested stock, options shall immediately accelerate and become fully exercisable or nonforfeited as of the Date of Termination. Notwithstanding the foregoing, if in connection with, a Change in Control in which the holders of Series D Preferred Stock receive at least the Minimum Return, then, subject to the signing of the Release by the Executive, all of the Executive’s unvested stock options shall immediately accelerate and become fully exercisable or nonforfeited as of the Date of Termination,

For purposes of this Agreement, a “Change in Control” shall mean the (x) consolidation, or merger of the Company into or with any other entity or entities (except a consolidation or merger into a subsidiary or merger in which the Company is the surviving corporation and the holders of the Company voting stock outstanding immediately prior to the transaction constitute the holders of a majority of the voting, stock of the subsidiary or surviving corporation outstanding immediately following the transaction), (y) the sale, transfer, lease or other disposition by the Company of all or substantially all its assets,, or (z) the sale,, exchange or transfer by the Company’s stockholders, in a single transaction or series of related transactions, of capital stock: representing, a majority of the voting power.

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation, from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application, of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis the first payment shall include a catch=up payment covering amounts that would otherwise have been paid during the six month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule,

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party..

(c) The determination of whether and when a separation from service has occurred shall be made in accordance with, the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Company makes no representation or warranty and shall have no liability to the Executive or any other person or entity if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Confidential Information, Noncompetition and Cooperation.

(a) Restrictive Covenant. The Executive agrees to comply with the Executive Non Competition, Non-Solicitation, Confidentiality and Assignment Agreement attached hereto, as Exhibit 1, the terms of which are hereby incorporated by reference into this Agreement,

(b) Litigation and Regulatory Cooperation. During and after the Executive’s, employment, provided the Company pays the Executive’s reasonable and documented expenses, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with, counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local agency, administrative body or other regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.

(c) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

8. Consent to Jurisdiction. The parties hereby agree that the state and federal courts in Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement including, without limitation any claim for violation of this Agreement. With respect to any such court action, the Executive (i) submits to the jurisdiction of such courts, (ii) consents to service of process,, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

9. Integration. This Agreement constitutes die entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter,

10. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision that is incorporated herein by reference) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term, or obligation of this Agreement or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing and shall be sufficiently given if personally delivered, transmitted by facsimile, sent by electronic transmission or sent postage prepaid by overnight courier or registered or certified mail, return receipt requested, addressed as follows: if intended for the Company’s principal office or if intended for the Executive, at the last address the Company has on file for the Executive. Notices shall be deemed to have been given and received; (a) if personally delivered, at the time of receipt; (b) if transmitted on a business day by electronic transmission with confirmation of receipt or by facsimile with machine generated confirmation of transmission without notation of error, on the business day it is sent if sent before 5:00 p.m. local time of the recipient, otherwise the next business day; (c) if mailed,, on the second Business Day after it is mailed, and (d) if sent by overnight courier, on the next Business Day after it is sent. The provisions of this Section 14 shall not prohibit the giving of written notice in any other manner; provided, however, that any such written notice shall be deemed given only when actually received,

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

16. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals.

17. Counterparts. This Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

18. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken, place.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

STILL RIVER SYSTEMS, INC.

By:	/s/ Myles D. Greenberg
Its:	Director

By:	/s/ Joseph Jachinowski

Name: Joseph Jachinowski
Address:	760 Dolores Street San Francisco, CA 94110